Exhibit 6.13

MEMBERSHIP INTEREST REDEMPTION AGREEMENT

This MEMBERSHIP INTEREST REDEMPTION AGREEMENT (this “Agreement”), dated as of _____________, is entered into by and between Skybound Holdings LLC, a Delaware limited liability company (the “Company”), and the undersigned member of the Company (the “Redeeming Member”). Capitalized terms used, but not otherwise defined herein, have the meanings ascribed to them in that certain Sixth Amended and Restated Limited Liability Company Operating Agreement of the Company, dated June 4, 2021, as amended, by and among the Members thereto (the “Operating Agreement”).

RECITALS

WHEREAS, the Redeeming Member owns the Common Interests of the Company set forth opposite the Redeeming Member’s name on Schedule I hereto (the “Redemption Interests”);

WHEREAS, the parties hereto desire that the Company redeem the Redemption Interests from the Redeeming Member for an aggregate amount set forth on Schedule I hereto opposite the Redeeming Member’s name (the “Redemption Amount”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company has entered into membership interest redemption agreements with the other Skybound Members pursuant to which the Company redeemed the number of Common Interests owned by such other Skybound Members set forth opposite such other Skybound Members’ names on Schedule I hereto for an aggregate amount set forth on Schedule I hereto; and

WHEREAS, the Board has approved and ratified this Agreement in all respects.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

Article I

REDEMPTION

1.1. Redemption. Effective as of the date hereof, the Company hereby redeems from the Redeeming Member all of the Redemption Interests.

1.2. Consideration. In consideration for the redemption of the Redemption Interests, the Company hereby agrees to pay to the Redeeming Member, on the date hereof, the Redemption Amount to an account designated by the Redeeming Member by check or wire transfer of immediately available funds.

1.3. Separate Agreements. The Company’s agreement with each other Skybound Member is a separate agreement, and the redemption of each other Skybound Member’s Common Interests is a separate redemption.

Article II
REPRESENTATIONS AND WARRANTIES OF THE REDEEMING MEMBER

2.1. The Redeeming Member hereby represents and warrants to the Company as follows:

(a) Title to Redemption Membership Interests. The Redeeming Member is the sole record and beneficial owner of the Redemption Interests and hereby transfers to the Company good and marketable title to such Membership Interests.

(b) Authorization. The Redeeming Member has the right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(c) Enforceability. This Agreement has been duly executed and delivered by the Redeeming Member and constitutes the valid and binding agreement of the Redeeming Member enforceable against the Redeeming Member in accordance with its terms.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1. Authorization. The Company has the right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all required action on the part of the Company.

3.2. Enforceability. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

Article IV
MISCELLANEOUS

4.1. Benefits of Agreement. No assignment or transfer by any party hereto of such party’s rights or obligations hereunder may be made except with the prior written consent of the other party. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns, and any reference to a party will also be a reference to the successors and permitted assigns thereof.

4.2. Headings. The headings of the Articles and Sections contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

4.3. Controlling Law; Amendment. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

4.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

4.5. Further Assurances. From time to time, at a party’s request and without further consideration, the other party will execute and deliver to the requesting party such documents and take such other action as the requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

4.6. Survival. All representations and warranties contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made, and the redemption of the Redemption Interests and payment therefor. All agreements and covenants contained herein shall survive in accordance with their terms.

[remainder of page intentionally left blank]

2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY:

SKYBOUND HOLDINGS LLC

By:
Name:
Title:

[Signature Page to Redemption Agreement of Skybound Holdings LLC]

REDEEMING MEMBER:

[Name]

[Signature Page to Redemption Agreement of Skybound Holdings LLC]

Schedule I

Redeeming Member	Redemption Interests	Redemption Amount

Totals:

[Schedule I to Redemption Agreement of Skybound Holdings LLC]